Exhibit 10.3

January 27, 2009

Martin McKendry

Re: Offer of Employment

Dear Martin:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Senior Vice President, Engineering. You will report to Ken Denman, CEO and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave. This offer is subject to the approval of the Compensation Committee and a successful background check.

1. Commencement of Employment with Company.

Your employment will commence on January 30, 2009.

2. Base Compensation.

Your annual base salary will be USD $275,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for the following incentive compensation:

You will be eligible for a quarterly incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each quarterly period which shall be 50% of your base salary actually earned for the three month performance period (i.e., $34,375.00 based upon your initial base salary). Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

4. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting following your employment commencement date, you will be granted an option to purchase 300,000 shares of Common Stock (the “Option”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee in accordance with the terms of Openwave’s 2006 Stock Incentive Plan). The vesting commencement date will be your employment commencement date. The option will vest monthly over a period of 4 years contingent upon continued employment on the applicable vesting date. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

5. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that, subject to applicable law, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an authorized officer of the Company.

7. US Work Authorization

Your employment will commence on January 30, 2009, or on the first available date following your providing to Company proof of your eligibility to work in the United States.

8. Severance.

If your employment is terminated by the Company other than for Cause as defined in Addendum E, you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy and as consistent with applicable law. This paragraph and your participation in the Company’s Executive Severance Benefit Policy do not change or alter the at will nature of your employment relationship with the Company.

9. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Company Code of Conduct

Addendum E- Definitions of Involuntary Termination and Cause

Addendum F- Change of Control Severance Agreement

10. Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

11. Entire Agreement/Modification.

This Agreement, the Addendums, and any stock option agreements between you and the Company, constitute the entire agreement between you and the Company concerning our employment relationship, and they supersede all prior negotiations, representations, and agreements regarding that subject. This Agreement cannot be modified or amended except by a subsequent written amendment signed by you and an authorized officer of the Company.

Your acceptance of this Agreement represents a unique opportunity for both you and the Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

Ken Denman
Chief Executive Officer

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:	/s/ Martin McKendry	Date:	1/29/09
Martin McKendry